Exhibit 14.1

Code of Business Conduct and Ethics

of

iPayment, Inc.

March 2013

CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

This Code of Business Conduct and Ethics (“Code”) of iPayment, Inc. (the “Company”) is intended to document the principles of conduct and ethics to be followed by the Company’s employees, officers and directors. Its purpose is to:

•	Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,

•	Promote full, fair, accurate, timely, and understandable disclosure in the periodic reports filed by the Company,

•	Promote compliance with applicable governmental rules and regulations,

•	Provide guidance to directors, officers and employees to help them recognize and deal with ethical issues,

•	Provide mechanisms to report unethical conduct, and

•	Help foster a culture of honesty and accountability.

The Company will expect its employees, officers and directors to comply at all times with the principles in this Code. A violation of this Code by an employee, officer or director is grounds for disciplinary action up to and including discharge and possible legal prosecution.

When in doubt, all employees, officers and directors are encouraged to seek guidance and express any concerns they may have regarding this Code. Questions regarding these rules and policies should be directed, and concerns or possible violations of these rules and policies should be promptly reported, to:

David Cronin, Senior Vice President of Human Resources, (D)818.540.6530

Philip J. Ragona, Senior Vice President and General Counsel, (D)212.802.7212

Violations of the rules and policies of conduct set forth in this Code will result in disciplinary action up to and including termination of employment.

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CORE COMPANY RULES AND PRINCIPLES

Amendment, Modification, Waiver and Termination of Provisions of the Code

The Company reserves the right to amend, modify, waive or terminate these rules and policies at any time for any reason.

The Company will report any change to this Code that applies to the Company’s principal executive officer (“Chief Executive Officer”), principal financial officer, principal accounting officer or controller or persons performing similar functions (“Senior Financial Officers”), or directors, in filings with the Securities and Exchange Commission (the “SEC”) or otherwise disclose any changes to the Company’s shareholders to the full extent required by the rules of the SEC.

Any waiver of any provision of this Code made to the Chief Executive Officer, any Senior Financial Officer or any director, must be granted by the Board of Directors or by the Audit Committee. References in this Code to the “Audit Committee” of the Company shall be, in the absence of any such committee, to another committee of the Board of Directors performing equivalent functions or, in the absence of any such other committee, to the Board of Directors. The Company will disclose any waivers of this Code made to the Chief Executive Officer, any Senior Financial Officer or any director, subject to the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder.

Antitrust Matters

Antitrust laws are intended to protect and promote free and fair competition. These laws apply to all U.S. and some non-U.S. transactions by businesses in the United States. Therefore, employees, officers and directors should not exchange information with competitors regarding prices or market share and should refrain from exchanging other information that could be construed as a violation of antitrust laws.

The following agreements and arrangements are among those that constitute violations of applicable laws and must not be engaged in under any circumstances:

•	Agreements with competitors to fix prices or any other terms and conditions of sale;

•	Agreements with competitors to boycott specified suppliers or customers;

•	Agreements with competitors to allocate products, territories or markets, or to limit the production or sale of products or product lines;

•	Agreements with customers to fix resale prices; and

•	Any behavior which can be construed as an attempt to monopolize.

A violation of antitrust laws is a serious offense. In the United States, it is not uncommon for individuals to be criminally prosecuted. Employees, officers and directors should report to the Legal Department any instance in which such discussions are initiated by other companies.

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Compliance with Applicable Governmental Laws, Rules and Regulations

The Company and employees, officers and directors will comply with both the letter and the spirit of all U.S. and non-U.S. laws, rules and regulations applicable in the country, state and local jurisdiction where the Company conducts business, including, without limitation, insider trading laws, the antitrust laws and other fair competition laws.

Confidential Information

Information on the Company’s activities, strategies and business data is proprietary. Such confidential information includes all non-public information that might be of use to the Company’s competitors, or harmful to the Company or the Company’s customers, if disclosed. The Company believes that its confidential proprietary information and data are important corporate assets in the operation of its business and prohibits the use or disclosure of this information, except when disclosure is authorized or legally mandated. All employees, officers and directors must be careful not to disclose such information to unauthorized persons, either inside or outside the Company, and must exercise care to protect the confidentiality of such information received from any other party.

To protect this information, it is Company policy that:

•	Confidential information of the Company should be disclosed within the Company only on a need-to-know basis.

•	Confidential information of the Company (paper or electronic) must be marked with additional handling instructions as designated by the Company.

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Confidential information of the Company should be disclosed outside the Company only when required by law or when necessary to further the Company’s business activities and in accordance with the Company’s disclosure guidelines.

Concerns with respect to confidential information may arise in the securities area as well. Please be sure to review the “Insider Information” section in this Code. If employees, officers and directors believe they have a legal obligation to disclose confidential information, they should consult the Legal Department prior to doing so.

Conflicts of Interest

A conflict of interest occurs when an individual’s private interest interferes, or even appears to interfere, in any way with the interests of the Company as a whole. Therefore, an employee, officer or director must avoid any action which may involve, or may appear to involve, a conflict of interest with the Company. If an employee, officer or director considers undertaking any transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict or disparity of interest between his/her and the Company or in him/her personal or professional relationship, the employee, officer or director must disclose such activity in advance to the Legal Department for review. Disclosure of any potential conflict is the key to remaining in full compliance with this policy.

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Examples of Potential Conflicts:

•	An employee, officer or director takes actions or has interests that may make it difficult to perform his or her work at the Company objectively and effectively.

•	An employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

•	The Company loans to, or guarantees obligations of, an employee, officer or director, or a member of his or her family.

•	An employee, officer or director performs services for, serves as an officer, director or employee or consultant of, or has a substantial interest in, any competitor of the Company.

•	An employee, officer or director engages in a transaction with the Company, or works for or owns a substantial interest in any organization doing or seeking to do business with the Company.

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An employee, officer or director intends to acquire ownership of, or an interest in, any type of property (such as real estate, patent rights, securities or software) in which the Company has or might reasonably be thought to have an interest.

Corporate Opportunities

Employees, officers and directors of the Company are prohibited from engaging in the following corporate opportunities:

•	Taking for themselves personally opportunities that are discovered through the use of Company property, information or position.

•	Using Company property, information or position for personal gain.

•	Competing with the Company.

Employees, officers and directors owe a duty to the Company to advance the Company’s legitimate interests when the opportunity to do so arises.

Disciplinary Measures

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity

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of the violation, whether the violation was intentional or inadvertent, the extent of the likely damage to the Company and its shareholders resulting from the violation and whether the individual has committed previous violations of this Code or other Company policy concerning ethical behavior. The Board of Directors shall provide a written notice to the individual involved in the violation stating that the Board of Directors or such designee has determined that there has been a violation and indicating the action to be taken by the Board of Directors against the individual.

Violations of the rules and policies of conduct set forth in this Code may result in one or more of the following disciplinary actions, as appropriate:

•	a warning;

•	a reprimand (noted in the employee’s personnel record);

•	probation;

•	demotion;

•	temporary suspension;

•	required reimbursement of losses or damages;

•	termination of employment; and/or

•	referral for criminal prosecution or civil action.

Disciplinary measures may apply to any supervisor who directs or approves such actions, or has knowledge of them and does not promptly correct them.

Reporting possible violations of this Code will not result in retaliation against such employee for making this report.

Conduct that violates this Code may also violate federal or state laws or laws outside the United States. Such violations may subject the employee, officer or director to prosecution, imprisonment and fines. The Company may also be subject to prosecution and fines for the conduct of employees, officers or directors.

Fair Dealing

Each employee, officer and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

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Government Investigations

It is Company policy to fully cooperate with any appropriate government investigation. If an employee, officer or director learns about a possible government investigation or inquiry, he or she must inform the Legal Department immediately.

The Company prohibits any employee, officer or director from altering, destroying, mutilating or concealing a record, document, or other object, or attempt to do so, with the intent to impair the object’s integrity or availability for use in an official preceding. Furthermore, the Company prohibits any employee, officer or director from otherwise obstructing, influencing or impeding any official proceeding or any attempts to do so.

Insider Information

Employees, officers and directors of the Company may not purchase or otherwise trade in securities of the Company of another corporation, directly or indirectly, while in possession of “material non-public information.”

Material non-public information is any information which could reasonably be expected to affect the price of a stock or that a reasonable investor would find relevant in the total mix of information. If an employee, officer or director is considering buying or selling a stock because of non-public information he or she possesses through his or her work at the Company, he or she should assume that such information is material.

If family or friends of an employee, officer or director asks for advice about buying or selling the Company’s stock, such employee, officer or director should not provide any advice. Federal law and Company policy prohibits any employee, officer or director from “tipping” others (e.g., family or friends) regarding material, non-public information that such employee, officer or director learns about the Company or other publicly-traded company in the course of employment.

Beyond disciplinary action, a violation of this policy may lead to civil and criminal penalties against the employee, officer or director. The same penalties apply to “tipping,” regardless of whether the employee, officer or director derives any benefit from the trade.

Employees, officers and directors who have any questions about specific securities transactions should obtain additional guidance in advance of the transaction from the Legal Department.

Monitoring and Enforcement

Employees, officers and directors shall take steps to ensure compliance with the standards set forth in this Code in the operations of the Company. If there are instances of non-compliance, whether found by internal or external monitors, employees, officers and directors shall ensure timely and reasonable remediation of such non-compliance and ensure that adequate steps are taken to prevent the recurrence and/or occurrence in the Company. In instances where the proper and ethical course of action is unclear, employees, officers and directors should seek counsel from Philip J. Ragona, SVP & General Counsel, 212.802.7212.

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All managerial personnel are responsible for the necessary distribution of this Code to ensure employee knowledge and compliance.

Financial Reporting and Other Public Communications

It is of critical importance that the Company’s filings and submissions with the SEC be accurate and timely. Depending on his or her position with the Company, any employee, officer or director may be called upon to provide necessary information to assure that the Company’s public reports and documents filed with the SEC and in other public communications by the Company are full, fair, accurate, timely and understandable. The Company expects its employees, officers and directors to provide prompt, accurate answers to inquiries related to the Company’s public disclosure requirements.

All employees, officers and directors of the Company must, and must cause the Company to comply with the system of disclosure controls and procedures devised, implemented and maintained by the Company to provide reasonable assurances that the information disclosed by the Company in the reports that it files or submits under the Exchange Act is properly authorized, executed, recorded, processed, summarized and reported.

Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that the information disclosed by the Company in the reports that it files or submits under the Exchange Act, is accumulated and communicated to the Company’s management, including the Chief Executive Officer and Senior Financial Officers, as appropriate, to allow timely decisions regarding disclosure.

Record Management

The Legal Department has company-wide responsibility for developing, administering and coordinating the record management program, and issuing retention guidelines for specific types of documents. Records should be maintained to comply with applicable statutory, regulatory or contractual requirements, as well as pursuant to prudent business practices. The Company prohibits any employee, officer or director from

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altering, destroying, mutilating, concealing, covering up, falsifying or making a false entry in any record, document, or tangible object with the intent to impede, obstruct, or influence an investigation by appropriate governmental authority or bankruptcy proceeding, or in relation to or contemplation of any such matter, or with the intent to impair the object’s integrity or availability for use in an official proceeding, otherwise obstructing, influencing or impeding any official proceeding or any attempts to do so; and

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assisting or encouraging the independent accountant in destroying corporate audit records, such as workpapers, documents that form the basis of an audit or review, memoranda, correspondence, communications, other documents, and records (including electronic records) which are created, sent or received in connection with an audit or review and contain conclusions, opinions, analyses, or financial data relating to such audit or review.

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In connection with these policies, please consult the Legal Department in the event of litigation or any investigation or proceeding.

Recording Transactions

The Company seeks to maintain a high standard of accuracy and completeness in its financial records. These records serve as the basis for managing the Company’s business, for measuring and fulfilling its obligations to employees, customers, suppliers and others, and for compliance with tax and financial reporting requirements. These records are available for inspection by management and auditors.

In the preparation and maintenance of records and to ensure the effectiveness of the Company’s internal controls over financial reporting, all employees, officers and directors must:

•	make and keep books, invoices, records and accounts that accurately and fairly reflect the financial transactions of the Company;

•	maintain accurate records of transactions, time reports, expense accounts and other financial records;

•	comply with generally accepted accounting practices and principles;

•	promptly and accurately record and properly document all accounting entries;

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comply with the system of internal controls over financial reporting devised, implemented and maintained by the Company to provide reasonable assurances that financial transactions are properly authorized, executed, recorded, processed, summarized and reported;

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report to the Company’s Audit Committee any significant deficiencies or material weaknesses, including corrective actions, in the design or operation of the Company’s internal controls over financial reporting, which could adversely affect the Company’s ability to record, process, summarize and report financial data;

•	report to the Company’s Audit Committee any concerns regarding questionable accounting or auditing matters; and

•	report to the Company’s Audit Committee any fraud involving management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.

Employees, officers and directors of the Company may not:

•	intentionally distort or disguise the true nature of any transaction in recording and documenting accounting entries;

•	make a representation, either in a document or in oral communication, that is not fully accurate; or

•	establish any undisclosed or unrecorded funds or assets for any purpose.

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Questions regarding this policy should be addressed to the Finance Department. Employees, officers and directors of the Company are encouraged to submit any concerns or complaints anonymously and/or confidentially regarding accounting, internal accounting controls or auditing matters to the Finance Department, which will treat such submissions confidentially.

Reporting Violations of Company Policies and Illegal or Unethical Behavior

Employees, officers and directors of the Company are encouraged to speak to supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. Employees, officers and directors are encouraged to submit any concerns or complaints anonymously and/or confidentially regarding accounting, internal accounting controls or auditing matters to the Legal Department, which will treat such submissions confidentially. Employees, officers and directors are also encouraged to promptly report information or knowledge of any act in violation of the laws, rules, regulations or this Code, or which he or she believes to be unethical, to Philip J. Ragona, SVP & General Counsel, 212.802.7212.

In no event will any action be taken against the employee for making a complaint or reporting, in good faith, known or suspected violations of Company policy. Such employee will not lose his or her job for refusing an order he or she reasonably believes would violate the provisions of this Code, and any retaliation against such employee is prohibited.

No director, officer, employee, contractor, subcontractor or agent of the Company may, or may cause the Company to, take any retaliatory action (such as, discharge, demote, suspend, threaten, harass or in any other manner discriminate against an employee in the terms and conditions of employment, or interfere with the livelihood of any person) with respect to employees who:

•	provide information or assist in investigations of securities law violations;

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file, testify, participate in, or otherwise assist in proceedings (including private actions) filed or about to be filed (with any knowledge of the employer) involving alleged violations of the securities laws or regulations or of securities fraud; or

•	provides to a law enforcement officer any truthful information relating to the commission or possible commission of any offense under the federal laws of the United States.

Any report by an employee, officer or director will be kept confidential to the extent permitted by law and regulation and the Company’s ability to address such concerns. In certain instances, the identity of the reporting employee, officer or director may be provided to those persons involved in the investigation.

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Use and Protection of Company Assets

Company assets are to be used only for the legitimate business purposes of the Company (and its subsidiaries) and only by authorized employees or their designees. This includes both tangible and intangible assets.

Some examples of tangible assets include office equipment such as telephones, copy machines, computers, furniture, supplies and production equipment. Some examples of intangible assets include intellectual property such as pending patent information, trade secrets or other confidential or proprietary information (whether in printed or electronic form). All electronic media and communication systems, including the Company’s electronic mail (e-mail) system, intranet, internet access and voice mail are Company assets and are to be used for appropriate business purposes only.

Employees, officers and directors are responsible for ensuring that appropriate measures are taken to assure that Company assets are properly protected. Employees, officers and directors should assist in the protection of confidential and proprietary information including technical, financial, marketing and other business information that, if made available to the Company’s competitors or to the public, would be advantageous to such competitors or detrimental to the Company. No employee, officer or director should disclose or permit the release to any person (other than a fellow employee having a need to know such information) any confidential or proprietary information except as required by law. Please be sure to review the “Confidential Information” section in this Code.

In addition, employees, officers and directors should take appropriate measures to ensure the efficient use of Company assets, since theft, carelessness and waste have a direct impact on the Company’s profitability.

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